UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 4, 2010
Date of Report (Date of earliest event reported)

NYSE Euronext
(Exact name of registrant as specified in its charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11 Wall Street
New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     (d) On February 4, 2010, the Board of Directors of NYSE Euronext (the “Company”), acting upon the recommendation of the Governance & Nominating Committee, appointed Mr. Robert G. Scott to join the Board as an independent Director, subject to regulatory approval. Mr. Scott will also join the Company’s Audit Committee.
     Mr. Scott was formerly President, COO and a Director of Morgan Stanley until December 2003, and he continues as an advisory director of the company. Mr. Scott was named CFO of Morgan Stanley Dean Witter at the time of the merger between Morgan Stanley and Dean Witter and became president and COO in 2001. Mr. Scott joined Morgan Stanley in 1970 and became a managing director in 1979.
     Mr. Scott is a trustee of Williams College and a member of the Advisory Council of the Stanford University Graduate School of Business. Mr. Scott is currently a director of Genpact, a publicly traded business process outsourcing company located in India and a member of the board of trustees of the New York Presbyterian Hospital. Mr. Scott is a trustee of the Naples Children and Education Foundation.
     Mr. Scott received his BA in economics from Williams College in 1968 and his MBA from the Stanford University Graduate School of Business in 1970.
     Mr. Scott will, for his service on the Board and committees of the Board, receive the same compensation payable by the Company to its other non-employee directors for their service on the Board and committees (provided that his initial annual payment shall be pro rated from the date of the appointment to the date of the 2010 annual meeting of shareholders) and will be provided with the same indemnification/reimbursement of expenses made available by the Company to its other non-employee directors. See the Company’s proxy statement filed March 2, 2009 for a discussion on compensation of directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext
Dated: February 8, 2010	By	/s/ Janet M. Kissane
Janet M. Kissane
SVP — Legal & Corporate Secretary